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                                                                     Exhibit 8.1

Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, MN  55102-1639

     Re: Green Tree Recreational, Equipment & Consumer Trust 1998-A Federal Income Tax Consequences

Ladies and Gentlemen:

          We have acted as counsel to Green Tree Financial Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of $1,000,000,000 of Asset-Backed Securities (the "Securities") to be issued by Green Tree Recreational, Equipment & Consumer Trusts to be formed by the Company from time to time, the related preparation and filing of the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Commission") on April 22, 1997, and as subsequently amended, including Amendment No. 1 thereto filed with the Commission on May 6, 1997 (together, the "Registration Statement"), and the preparation of a Prospectus Supplement dated March 20, 1998, and the related Prospectus dated March 20, 1998 (together, the "Prospectus") relating to the offer and sale by the Company of $320,870,000 (approximate) aggregate principal amount of Class A-C1 Certificates, $16,695,000 (approximate) aggregate principal amount of Class A-C2 Certificates, $12,980,000 (approximate) aggregate principal amount of Class A-C3 Certificates, $7,420,000 (approximate) aggregate principal amount of Class A-C4 Certificates, $12,986,947 (approximate) aggregate principal amount of Class B-C Certificates, $87,750,000 (approximate) aggregate principal amount of Class A-H1 Certificates, $18,070,000 (approximate) aggregate principal amount of Class A-H2 Certificates, $9,680,000 (approximate) aggregate principal amount of Class A-H3 Certificates, $7,740,000 (approximate) aggregate principal amount of Class A-H4 Certificates and $5,808,053 (approximate) aggregate principal amount of Class B-H Certificates (collectively, the "Certificates") to be issued by Green Tree Recreational, Equipment & Consumer
Trust 1998-A (the "Trust").   The corpus of the Trust will consist of the
Contracts, the related Collateral Security and certain other property. The Securities are to be issued by the Trust under a Pooling and Servicing
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Green Tree Financial Corporation
March 31, 1998
Page 2


Agreement dated March 1, 1998, by and between the Company, as Seller and Servicer, and First Trust National Association (the "Pooling and Servicing
Agreement").   The Certificates are described in the Prospectus forming part of the Registration Statement.

          You have requested our opinion with respect to certain federal income tax consequences of the purchase, ownership and disposition of the Certificates. For purposes of rendering our opinion we have examined the Registration Statement, the Prospectus and the Pooling and Servicing Agreement, and such related documents and agreements contemplated therein, and we have reviewed such questions of law as we have considered necessary and appropriate. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Prospectus.

          Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. Our opinion is also based on the representations and warranties set forth in the applicable Pooling and Servicing Agreement and the assumptions that the Company and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement. Based upon the foregoing, as of the date hereof it is our opinion that:

          1. For federal income tax purposes, the Trust will not be classified as an association taxable as a corporation, but rather will be classified as a grantor trust under Subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 671 of the Code, each holder of a Certificate will be treated as the owner of a pro rata undivided interest in the ordinary income and corpus portions of the Trust and will be considered the equitable owner of a pro rata undivided interest in each of the Contracts included in the Trust.

          2. For Minnesota income, franchise and excise tax purposes, the Trust will not be classified as an association taxable as a corporation. For Certificateholders who are not residents of, or otherwise subject to tax in, Minnesota, ownership of a Certificate will not be a factor in determining whether such Certificateholder is subject to Minnesota income, franchise or excise taxes.
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Green Tree Financial Corporation
March 31, 1998
Page 3


          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "Certain Federal Income Tax Consequences" and "Certain State Income Tax Consequences" in the Prospectus, and under the heading "Certain Federal and State Income Tax Consequences" in the Prospectus Supplement, and we hereby confirm that, insofar as they constitute statements of law or legal conclusions as to the likely outcome of material issues under the federal income tax laws, the discussion under such heading accurately sets forth our advice.


Dated:   March 31, 1998


                                    Very truly yours,



CFS